Exhibit 99.1

NEXITY FINANCIAL CORPORATION ANNOUNCES STOCK REPURCHASE PROGRAM

FOR IMMEDIATE RELEASE
July 23, 2007

(Birmingham, AL) - Nexity Financial Corporation (Nasdaq: NXTY), the parent company of Nexity Bank, announced that its Board of Directors has authorized its third stock repurchase program to acquire up to 800,000 shares, or approximately 9.9% of the total common shares currently outstanding.  The program will be dependent upon market conditions and other factors.  There is no guarantee as to the exact number of shares to be repurchased by the Company.  Repurchases under this program will be made using the Company’s own cash resources.  The repurchases generally would be made in either privately negotiated transactions or through the open market.

On March 3, 2006, the Company authorized its initial stock repurchase program to acquire up to 400,000 shares, or approximately 4.6% of the total common shares outstanding.  All shares were repurchased and the program was completed as of March 30, 2007.  On April 24, 2007, the Company authorized its second stock repurchase program to acquire up to 250,000 shares, or approximately 3.0% of the total common shares outstanding.  As of June 30, 2007, 220,000 shares were repurchased.

About Nexity Financial Corporation

Nexity Financial Corporation is an $881 million commercial bank offering deposit products nationwide consisting of money markets, checking accounts and online access. Nexity generates the majority of its income through wholesale correspondent banking activities. Nexity is headquartered in Birmingham, Alabama. Customer Service Representatives can be reached at 1-877-738-6391. To learn more about Nexity Bank please visit www.nexitybank.com.

CAUTION ABOUT FORWARD-LOOKING STATEMENTS

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Nexity Financial Corporation notes that any statements in this press release and elsewhere that are not historical facts are “forward-looking statements.” The words “expect”, “anticipate”, “intend”, “consider”, “plan”, “believe”, “seek”, ”should”, “estimate” and similar expressions are intended to identify such forward-looking statements, but other statements may constitute forward-looking statements. The forward-looking statements involve risks and uncertainties that may cause Nexity’s actual results of operations to differ materially from expected results. For a discussion of such risks and uncertainties, see Nexity’s Form 10-K for the year ended December 31, 2006, which is on file with the Securities and Exchange Commission and available at the Securities and Exchange Commission’s website at www.sec.gov.  Nexity assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.

Contacts

Nexity Financial Corporation
David Long, 205-298-6411